Exhibit 2.1

Execution Version

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of August 4, 2023 (the “Effective Date”), is by and among (i) Mobiv Acquisition Corp, a Delaware corporation (“SPAC”), (ii) SRIVARU Holding Limited, a Cayman Islands exempted company (the “Company”), and (iii) Pegasus Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub” and together with SPAC and the Company, the “Parties” and each, a “Party”). Capitalized terms used but not otherwise defined in this Amendment shall have respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Parties previously entered into the Agreement and Plan of Merger, dated as of March 13, 2023 (the “Merger Agreement”);

WHEREAS, the Parties desire to amend certain provisions of the Merger Agreement (pursuant to, and in accordance with, Section 8.03 of the Merger Agreement), on the terms and subject to the conditions set forth in this Amendment; and

WHEREAS, the respective boards of directors of each of SPAC, Merger Sub and the Company have (i) determined that it is advisable and in the best interests of each of SPAC, Merger Sub and the Company and their respective stockholders to enter into this Amendment, (ii) approved the execution and delivery of this Amendment, and (iii) each of SPAC, Merger Sub and the Company recommended the adoption and approval of this Amendment and reaffirmed their recommendation of and commitment to the transactions contemplated hereby and by the Merger Agreement by their respective stockholders.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings herein contained, the receipt and sufficiency of which are acknowledged, on the terms and subject to the conditions set forth in this Amendment, the Parties, intending to be legally bound, agree as follows:

1. Amendments to the Merger Agreement.

(a) Effective as of the Effective Date, Section 1.01 of the Merger Agreement is hereby amended to add the following new definition:

“Qualified SPAC Share” means any SPAC Public Share issued and outstanding immediately prior to the Effective Time that is not (a) an Excluded Share, or (b) held by Sponsor, EF Hutton, a division of Benchmark Investments, LLC, or any member of the SPAC Board.

(b) Effective as of the Effective Date, Section 2.03(c) of the Merger Agreement is hereby amended in its entirety to read as follows:

(c) Each SPAC Public Share and SPAC Private Share (other than the Excluded Shares) issued and outstanding immediately prior to the Effective Time shall be converted automatically into (i) the Per Share Consideration plus (ii) solely with respect to any Qualified SPAC Share, a number of Company Shares equal to the quotient of 2,500,000 divided by the total number of the Qualified SPAC Shares, following which all SPAC Public Shares and SPAC Private Shares shall automatically be canceled and shall cease to exist by virtue of the Merger. The holders of SPAC Public Shares and SPAC Private Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided herein or under applicable Law. The Company shall have discretion to apply reasonable rounding conventions and allocate the 2,500,000 Company Shares to the holders of Qualified SPAC Shares in order to implement the provisions of Section 2.04 without resulting in the issuance of more than 2,500,000 Company Shares upon the conversion of Qualified SPAC Shares.

2. References. Each reference to “this Agreement,” “hereof,” “herein,” “hereunder,” “hereby” and each other similar reference contained in the Merger Agreement shall, effective from the Effective Date, refer to the Merger Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Merger Agreement and references in the Merger Agreement, as amended hereby, to “the date hereof,” “the date of this Agreement” and other similar references shall in all instances continue to refer to March 13, 2023, and references to the date of this Amendment and “as of the date of this Amendment” shall refer to the Effective Date.

3. Miscellaneous.

(a) The terms, conditions and provisions of the Merger Agreement, as amended by this Amendment, remain in full force and effect. The Parties agree that all other provisions of the Merger Agreement shall, subject to the amendments expressly set forth in Section 1 of this Amendment, continue unmodified, in full force and effect and constitute legal and binding obligations of the Parties in accordance with their terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Merger Agreement or any of the documents referred to therein. This Amendment forms an integral and inseparable part of the Merger Agreement. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Party under the Merger Agreement, nor constitute a waiver of any provision of the Merger Agreement. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the Parties.

(b) This Amendment shall be governed by, and otherwise construed in accordance with, the terms of the Merger Agreement, as though the other provisions of this Amendment were set forth in the Merger Agreement. Each of the provisions under Section 8.05 (Governing Law), Section 8.14 (Waiver of Jury Trial) and Section 8.15 (Submission to Jurisdiction) of the Merger Agreement shall be incorporated into this Amendment by reference as if set out in full herein, mutatis mutandis.

(c) This Amendment may be executed in counterparts (including by means of facsimile or scanned and emailed signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by electronic means, including DocuSign, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Amendment.

(d) Each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the transactions and matters contemplated by this Amendment.

[SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

MOBIV ACQUISTION CORP

By:	/s/ Peter Bilitsch

Name:	Peter Bilitsch
Title:	Chief Executive Officer

[Signature Page to First Amendment to Agreement and Plan of Merger]

SRIVARU HOLDING LIMITED

By:	/s/ Mohanraj Ramasamy

Name:	Mohanraj Ramasamy
Title:	Director

PEGASUS MERGER SUB, INC.

By:	/s/ Mohanraj Ramasamy

Name:	Mohanraj Ramasamy
Title:	President

[Signature Page to First Amendment to Agreement and Plan of Merger]